EDGAR  EXHIBIT  9
REFERENCE  N-1A  EXHIBIT  (I)

October 25,  2000


Securities  and  Exchange  Commission
Judiciary  Plaza
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

         Re:      Exhibit  9,  Form  N-1A
                  Calvert Impact Fund, Inc.

Ladies  and  Gentlemen:

         As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-Effective Amendment No. 1 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Impact Fund, Inc., including its Articles of Incorporation, its By-laws, other original or photostat copies of trust records, documents, papers, statutes, and authorities as deemed necessary to form the basis of this opinion.

         Therefore, I consent to filing this opinion of counsel with the Securities and Exchange Commission as an exhibit to its registration statement.

Sincerely,


/s/Jennifer Streaks
Associate  General  Counsel